Aetna Life Insurance and Annuity Company

Customer Relations Department, PFSD                          OPPORTUNITY PLUS
Home Office:  151 FARMINGTON AVE.                            PROCESSING OFFICE
HARTFORD, CONNECTICUT  06156                                 P.O. BOX 12894
(203) 273-2131                                               ALBANY, NEW YORK
                                                             12212-2894
                              Herein called Aetna.
                      Certificate of Group Annuity Coverage
To the Employee:

This Certificate describes the Group Annuity Contract issued to the Contract Holder to meet the liabilities of its Retirement Plan. All data shown here is taken from Aetna records and is based upon information furnished by the Contract Holder.

This Certificate is a summary of the Group Annuity Contract provisions. It replaces any and all prior certificates, riders, or amendments issued to you under the stated Contract and Certificate numbers. This Certificate is for information only and is not a part of the Contract.

THE VARIABLE FEATURES OF THE GROUP CONTRACT ARE DESCRIBED IN PARTS III AND IV.

                                 RIGHT TO CANCEL

The Contract Holder may cancel this Certificate within 10 days of receiving it by returning this Certificate along with a written notice to Aetna at the Processing Office at the above address or to the agent from whom it was purchased. Within 7 days after it receives the notice of cancellation and this Certificate at its Processing Office, Aetna will return the entire consideration paid plus any increase or minus any decrease in the cash value of any funds allocated to the Separate Account.


/s/ George N. Gingold                        /s/ John J. Martin
       Secretary                                President

          ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN
            BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE
         VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THIS
             CERTIFICATE CONTAINS A MARKET-VALUE ADJUSTMENT FORMULA.
        APPLICATION OF A MARKET-VALUE ADJUSTMENT MAY RESULT IN EITHER AN
            INCREASE OR DECREASE IN THE CASH VALUE. THE MARKET-VALUE
          ADJUSTMENT FORMULA DOES NOT APPLY TO A GUARANTEED TERM AT THE
                              TIME OF ITS MATURITY.

GTCC-HH (XC/S)

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                                SPECIFICATIONS

If Variable Annuity Payments are not to decrease, Aetna must earn a gross return on the assets of the Separate Account of:

[bullet] 5.0% on an annual basis set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 3.5% is chosen; or

[bullet] 6.50% on an annual basis set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 5% is chosen.

        NOTHING IN THE GROUP ANNUITY CONTRACT INVALIDATES OR IMPAIRS ANY RIGHT GRANTED TO THE CERTIFICATE HOLDER.




--------------------------------------------------------------------------------
PLAN

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CONTRACT HOLDER                   GROUP ANNUITY CONTRACT NO.

--------------------------------- ----------------------------------------------
PARTICIPANT                       CERTIFICATE NO.

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                                TABLE OF CONTENTS
                             I. GENERAL DEFINITIONS
                                                                          Page
1.01     Annuitant...........................................................2
1.02     Annuity.............................................................2
1.03     Fixed Annuity.......................................................2
1.04     Fund(s).............................................................2
1.05     General Account.....................................................2
1.06     Guaranteed Accumulation Account.....................................2
1.07     Participant.........................................................2
1.08     Plan................................................................2
1.09     Purchase Payments...................................................2
1.10     Separate Account....................................................2
1.11     Valuation Period (Period)...........................................2
1.12     Variable Annuity....................................................3
1.13     Contract Holder.....................................................3
                             II. GENERAL PROVISIONS
2.01     Change of Contract..................................................4
2.02     NonParticipating Contract...........................................4
2.03     Payments............................................................4
2.04     Control of Contract.................................................4
2.05     Beneficiary.........................................................4
2.06     Misstatements and Adjustments.......................................4
2.07     Incontestability....................................................4
2.08     Grace Period........................................................4
         III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS
3.01     Net Purchase Payment(s).............................................5
3.02     Guaranteed Accumulation Account (GA Account)........................5
3.03     Fund(s) Record Units-- Separate Account.............................6
3.04     Fund(s) Record Unit Value-- Separate Account........................7
3.05     Current Value.......................................................7
3.06     Loan Value..........................................................7
3.07     Transfer of Current Value from the Funds or GA Account..............9
3.08     Sum Payable at Death (Before Annuity Payments Start)................9
3.09     Annuity Payments to Beneficiary.....................................9
3.10     Surrender Value....................................................10
3.11     Payment of Surrender Value.........................................10
3.12     Reinstatement......................................................10
                             IV. ANNUITY PROVISIONS
4.01     Choices to be Made.................................................11
4.02     Terms of Annuity Options...........................................11
4.03     Death of Annuitant/Beneficiary.....................................12
4.04     Fund(s) Annuity Units-- Separate Account...........................12
4.05     Fund(s) Annuity Unit Value-- Separate Account......................12
4.06     Annuity Options....................................................13


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      I.     GENERAL DEFINITIONS


1.01. Annuitant -- A person on whose life an Annuity has been effected under this Contract.

1.02. Annuity -- Payment of an income:

      (a) For the life of one or two persons;

      (b) For a stated period; or

      (c) For some combination of (a) and (b).

1.03. Fixed Annuity -- An Annuity with payments which do not vary in amount.

1.04. Fund(s) -- The open-end registered management investment companies (mutual funds) made available by Aetna under the Contract.

      These Funds currently are:

      [bullet] Aetna Variable Fund, a conservative common stock fund;

      [bullet] Aetna Income Shares, a bond fund;

      [bullet] Aetna Variable Encore Fund, a money market fund;

      [bullet] Aetna Guaranteed Equity Trust, a dynamic hedged portfolio fund;

      [bullet] Franklin Government Securities Trust, a government bond fund;

      [bullet] Advisers Management Trust, a growth common stock fund;

      [bullet] Lexington Gold Trust, a gold fund;

      [bullet] Calvert Socially Responsible Series, a socially responsible common stock fund; or

      [bullet] T. Rowe Price International Equity Fund, an international stock fund.

      Additional information regarding these Funds is available in each Fund prospectus.

1.05. General Account -- The Account holding the assets of Aetna, other than those assets held in the Separate Accounts.

1.06. Guaranteed Accumulation Account (GA Account)-- An accumulation option which guarantees a stipulated rate of interest for a specified period of time. Amounts withdrawn before the end of the Guaranteed Term may be subject to a Market Value Adjustment.

1.07. Participant -- A person who participates in the Opportunity Plus program.

1.08. Plan -- The Opportunity Plus program named on the Specifications. Aetna is not bound by the terms of the Plan.

1.09. Purchase Payments -- Payments made to Aetna.

1.10. Separate Account -- Variable Annuity Account C is a separate account set up by Aetna under the Connecticut Insurance Laws which purchases shares of the Fund(s).

1.11. Valuation Period (Period) -- The period of time from the end of one business day on the New York Stock Exchange to the end of the next business day.

1.12. Variable Annuity -- Any Annuity with payments which vary with the net investment results of Separate Account C.

1.13. Contract Holder -- The employer sponsoring the Plan named on the specifications page.

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      II.    GENERAL PROVISIONS

2.01. Change of Contract Only an authorized officer of Aetna may change the terms of the Group Annuity Contract. Aetna will notify the Contract Holder in writing at least 30 days before the effective date of any change. Any change will not affect the amount or terms of any Annuity which begins before the change.

2.02. NonParticipating Contract: You, your beneficiary or the Contract Holder will not have a right to share in the earnings of Aetna.

2.03. Payments Aetna will make Annuity payments as and when due. Aetna will make other payments within 7 days of receipt at its Home Office of a written claim for payment which is in good order, except as provided in 3.12.

2.04. Control of Contract This is a Contract between the Contract Holder and Aetna only to satisfy the "purchase" requirements of Section 403(b)(1) of the Internal Revenue Code of 1954, as amended. The Contract Holder has no right, title, or interest in the amounts held under the Contract either by reason of remitting Purchase Payments or applying for this Contract.

      You own all amounts held in your Individual Account. You may make any choices allowed by the Contract for your Individual Account. Choices made under the Contract must be in writing. Until receipt of such choices in the Home Office of Aetna, Aetna may rely on any previous choices made. The Contract, this Certificate, and your Individual Account shall not be subject to the claims of any creditors. The Contract, this Certificate and your Individual Account are nonassignable except to Aetna in the event of a loan, and nontransferable. In the event a loan against an Individual Account is requested, however, the Current Value of your Individual Account necessary to cover the loan amount plus interest must be assigned to Aetna. The Contract Holder will inform you as to when and where the Contract may be examined.

2.05. Designation of Beneficiary Each Participant shall name a beneficiary. The beneficiary may be changed at any time.

2.06. Misstatements and Adjustments If Aetna finds the age of any payee to be misstated, the correct facts will be used to adjust payments.

2.07. Incontestability Aetna cannot cancel this Contract because of any error of fact on the application.

2.08. Grace Period This Contract will remain in effect even if Purchase Payments are not continued.


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      III.   PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS

3.01. Net Purchase Payment(s): The Net Purchase Payment(s) is the actual Purchase Payment less any state premium tax.

      The Net Purchase Payment(s) will be credited to:

      (a) The Guaranteed Accumulation Account; and

      (b) The Fund(s) in which the Separate Account invests.

      Aetna must be told by the Contract Holder or Authorized Designee the percentage of the Net Purchase payment(s) to be applied to each investment above.

3.02. Guaranteed Accumulation Account (GA Account): An accumulation option which guarantees a stipulated rate of interest for a specified period of time (See (c) below). Amounts withdrawn before the end of the Guaranteed Term may be subject to a Market Value Adjustment (See (f) below).

      (a) Guaranteed Deposit Period (Deposit Period) -- The period of time, usually a calendar month during which Net Purchase Payment(s) are accepted in the GA Account for a Guaranteed Term.

      (b) Guaranteed Term (Term) -- A period of time, including the Deposit Period, for which interest rates are guaranteed on the Net Purchase Payment(s) made to the GA Account. The Term may vary for each Purchase Payment and will be from approximately 1 to 5 years from the date the Deposit Period ends.

      (c) Guaranteed GA Account Interest Rates (Guaranteed Rates) -- An interest rate will be declared at the start of a Deposit Period and guaranteed by Aetna for a Term; this interest rate will never be less than 4%. Aetna will add interest daily.

          Aetna may declare higher interim Guaranteed Rates for:

          (1) The Deposit Period and 12 months following the close of a Deposit Period; and

          (2) Any subsequent 12-month period until the end of the Term. The last period of the Term may be from 10-12 months.

      (d) Withdrawals -- Amounts withdrawn from the GA Account before the end of the Term may be subject to a Market Value Adjustment (See (f) below). Withdrawals will be made from the Term with the oldest Deposit Period. During the Deposit Period and the 90 days following the close of the Deposit Period, any amounts applied to the GA Account during that Deposit Period may not be withdrawn unless due to:

          (1) A surrender; or

          (2) To pay a premium for an Annuity Option.

      (e) Reinvestment -- The Participant will receive a thirty day notice that Term(s) are about to mature. This thirty day notice will be mailed at least 15 days but not more than 45 days prior to the beginning of each thirty day period. At least 18 days before the end of a Term, the Participant will be mailed a notice of the next available Guaranteed Rates and Term. Amounts may be withdrawn from the ending Term on its final day without

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          a Market Value Adjustment. Aetna must receive written notice of such election at the Opportunity Plus Processing Office at least three (3) business days before the end of the Term. Otherwise, amounts in the ending Term will be subject to the new Term and will be subject to the new Guaranteed Rates.

      (f) Market Value Adjustment -- There will be a Market Value Adjustment for a withdrawal from the GA Account before the end of a Term when due to:

          (1) A transfer;

          (2) A surrender; or

          (3) A payment of an Annuity premium for Annuity Option 2.

         The amount of the withdrawal will be adjusted to a market value amount as described below. The market value amount will be equal to the amount withdrawn, multiplied by the following ratio:

                    x
                   ---
                   365
              (1+i)
              ---------
                    x
                   ---
                   365
              (1+j)
              ---------

         Where:

         [bullet]  i is the Deposit Period Yield;

         [bullet]  j is the Current Yield; and

         [bullet] x is the number of days from the Wednesday of the week of withdrawal to the last day of the Term.

         The Deposit Period Yield will be determined as follows:

         [bullet] At the close of the last business day of each week of the Deposit Period, a yield will be computed as the average of the yields on that day of U.S. Treasury Notes which mature in the last quarter of the Term.

         [bullet] The Deposit Period Yield is then the average of those yields for the Deposit Period. If a withdrawal is made prior to the close of the Deposit Period, it is the average of those yields on each week preceding the withdrawal.

         The Current Yield is the average of the yields on the last business day of the week preceding withdrawal on the same U.S. Treasury Notes included in the Deposit Period Yield.

         In the event that no U.S. Treasury Notes exist which mature in the last quarter of the Term, Aetna reserves the right to use the next available U.S. Treasury Notes that mature in a following quarter.

         There will be no Market Value Adjustment for withdrawals made to:

         [bullet]  Satisfy the terms of the Sum Payable at Death provision; or

         [bullet]  Pay a premium for Annuity Options 3 or 4.

         Aetna shall make any change that affects the Market Value Adjustment with at least 30 days' advance written notice to the Contract Holder. Any such change shall become effective for any new Term and for any present or future Participant.

3.03. Fund(s) Record Units -- Separate Account: The portion of the Net Purchase Payment applied to the Separate Account will determine the number of Fund(s) Record Units. This number is equal to the Net


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      Purchase Payment applied to the Fund divided by the Fund(s) Record Unit
      Value (see 3.08) for the Valuation Period in which the Purchase Payment is received in good order.

3.04. Fund(s) Record Unit Value -- Separate Account: A Fund(s) Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund(s) Record Unit Value for the previous Period. The dollar value of a Fund(s) Record Units, Separate Account assets, and Variable Annuity payments may go up or down due to investment gain or loss.

      The calculation to determine the Net Return Factor includes deductions totaling 1.25% on an annual basis for Annuity mortality expense risks and profit and a daily administrative charge which will not exceed .25% on an annual basis. The administrative charge may be changed annually except for amounts which have been used to purchase an Annuity.

3.05. Current Value: The Current Value is equal to:

      (a) Any amounts in the Fixed Account, including Fixed Account interest added by Aetna; plus

      (b) Any amounts in the GA Account, including GA Account interest added by Aetna; plus

      (c) The sum of any Separate Account Record Unit value(s); less

      (d) Any Maintenance Fee(s) due.

      Current Value does not include amounts used to purchase an Annuity.

3.06 Loan Value: During the accumulation period, a Participant may request a loan from his or her Individual Account by submitting a loan request form to the Opportunity Plus Processing Office. A loan may not be requested within 12 months from the date of any prior loan. The following conditions must also be met:

      (a) The minimum Individual Account Current Value must be $5,000. The loan amount must be at least $3,500. The loan amount may not exceed the lesser of:

          (1) 50% of the vested Individual Account Current Value reduced by the outstanding loan balance on the date on which the loan is made; or

          (2) $50,000 reduced by the highest outstanding balance of loans within the preceding 12 months ending on the day before the loan is made.

          However, if the Individual Account Current Value is between $5,000 and $20,000, the loan amount is the lesser of:

          (1) 75% of the vested Individual Account Current Value reduced by the outstanding loan balance on the date on which the loan is made, or

          (2) $10,000 reduced by the outstanding loan balance on the date on which the loan is made.

      GTC Loans can be made from those Individual Account values held in the Fund(s).

      Loans may not be made against amounts held in the GA Account although such values are included in the determination of Individual Account Current Value. If a Participant intends to request a loan against


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      any portion of the GA Account, that portion must be transferred to any of the other Fund(s) or to the Fixed Account. Amounts transferred from the GA Account will be subject to the Withdrawals and Market Value Adjustment provisions.

      Aetna reserves the right to restrict or limit the amount that may be borrowed from any investment option at any time. However, the full value of all investment options is included in the determination of Individual Account value.

      When a loan is made, the number of accumulation units equal to the loan amount will be withdrawn from the Individual Account. Accumulation units taken from the Individual Account to provide a loan do not participate in the investment experience of the related investment options. Unless instructed otherwise, the amount withdrawn will be allocated on a pro rata basis among the Fixed Account and the Fund(s).

      (b) Loan interest payable to Aetna will accrue on a daily basis at the rate of 1% annually unless a higher rate is required by law.

      (c) Principal and interest on loans will be amortized over a 5-year term. However, principal and interest on loans taken for the acquisition of the Participant's principal residence will be amortized over a period of 1 to 20 whole years, as elected by the Participant. The projected final repayment must be no later than the end of the calendar year in which the Participant attains age 70.

      (d) Repayment of principal and interest is required at 3-month intervals. A bill in the amount of the quarterly repayment due will be mailed to the Participant in advance of the payment due date. The repayment due date will coincide with the loan effective date. The loan effective date will be the date the Opportunity Plus Processing Office in Albany, New York receives the loan request form in good order. Payment will be due within 30 days of the repayment due date.

      (e) Unless otherwise specified, the repayments of principal will be allocated among the current investment options including the current GA Account Deposit Period.

          The Participant may specify the allocation of the principal repayments among the same contract investment options and in the same proportion as when the loan was initially made.

      (f) If a partial surrender is taken from a Participant's Individual Account due to nonpayment of a billed quarterly installment, the date of the surrender will be the first business day following the last day of the month in which the repayment was due.

      (g) If a repayment is received in excess of a billed amount, the excess will be applied towards the principal portion of the outstanding loan. Payments received which are less than the billed amount will be returned to the Participant.

      (h) Prepayment of the entire loan will be allowed. At the time of prepayment, Aetna will bill the Participant for any accrued interest. Aetna will consider the loan paid when this accrued interest is paid.

      (i) If an Individual Account is surrendered with an outstanding loan balance, accrued interest will be deducted from the surrender amount. If an Individual Account with an outstanding loan balance is surrendered due to the Participant's death or the election of an Annuity Option, accrued interest will be deducted from the surrender amount.

      (j) If the Participant's Individual Account Reserve falls below an amount equal to 25% of the total loans outstanding, repayment of all outstanding loans may be required.

          The amount payable by Aetna upon the total surrender of an Individual Account with a loan(s) outstanding shall be reduced by accrued interest on the loan amount.

3.07. Transfer of Current Value from the Funds or GA Account: Before an Annuity Option is elected, all or any portion of the Current Value may be transferred from any Fund to any other Fund, or to the GA Account's current Deposit Period.

      Four transfers of Current Value (excluding transfers from the GA Account at the end of a Guaranteed Term) can be made during a calendar year period. If Aetna allows additional transfers, each may be subject to a fee of up to $10.

      Notice to the Participant: Aetna will notify the Participant each year of:

      (a) The value of any amounts held in the Fund(s) for the Separate Account.

      (b) The number of any Fund(s) Record Units:

      (c) The Fund(s) Record Unit Value(s); and

      (d) The Surrender Value of these amounts.

      Such number or values will be as of a date no more than 60 days before the date of the notice.

3.08. Sum Payable at Death (Before Annuity Payments Start): The Current Value payable under the terms of this section will be reduced by the amount of the accrued interest on any outstanding loan. Aetna will pay the Current Value to the beneficiary if:

          (1) The Participant dies before Annuity payments start; and

          (2) The notice of death is received in good order by Aetna.

          The sum paid will be the Current Value on the date the notice is received at the Opportunity Plus Processing Office. The beneficiary, if a spouse, may choose to apply all or any portion of the payment to an Annuity Option. If the beneficiary is not a spouse, all of the payment must either be applied only to Annuity Option 1 or 2 within one year of the Participant's death or be paid to the beneficiary within 5 years of the death of the Participant (see Part IV). If no beneficiary exists, the payment will be made to the estate of the Participant.

3.09. Annuity Payments to Beneficiary: In no event may any payments to the beneficiary under an Annuity Option extend beyond:

      (a) The life of the beneficiary; or

      (b) Any certain period greater than the beneficiary's life expectancy.

3.10. Surrender Value: The amount payable by Aetna upon the surrender of any portion of the Individual Account(s) shall be the total amount of purchase payments.

3.11. Payment of Surrender Value: Under certain emergency conditions, Aetna may defer payment:

      (a) For a period of up to 6 months (unless not allowed by state law); or

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      (b) As provided by federal law.

3.12. Reinstatement: All or a portion of the proceeds of a full surrender of this Contract may be reinvested within 30 days after the surrender if allowed by law. Any Maintenance Fee charged at the time of surrender on the amount being reinvested will be included in the reinstatement. Any Market Value Adjustment deducted from GA Account surrenders will not be included in the reinstatement. Amounts will be reinstated among the GA Account and Separate Account in the same proportion as they were at the time of surrender. Any amounts reinstated to the GA Account will be credited to the current Deposit Period. The number of Record Units reinstated will be based on the Record Unit Value(s) next computed after receipt at Aetna's Home Office of the reinstatement request and the amount to be reinvested.

      Reinstatement is permitted only once.

      IV.    ANNUITY PROVISIONS

4.01. Choices to be Made: The Participant shall determine when to begin payments and may tell Aetna to pay all or any portion of the Current Value (minus any premium tax) as a premium for an Annuity under Option 2, 3 or 4 (see 4.06). The first Annuity payment must generally be made by the April first following the year in which the Participant turns 70 1/2 or such later date as may be allowed under federal law or regulations. In no event may any payments to the Annuitant under an Annuity Option extend beyond:

      (a) The life of the Annuitant;

      (b) The lives of the Annuitant and second Annuitant;

      (c) A period certain greater than the Annuitant's life expectancy, determined as of the date payments are to commence; or

      (d) A period certain greater than the life expectancies of the Annuitant and the second Annuitant, determined as of the date payments are to commence.

      When an Option is chosen, Aetna must also be told if payments are to be made other than monthly and to pay:

      (a) A Fixed Annuity using the General Account; or

      (b) A Variable Annuity using any of the Fund(s) made available by Aetna for Annuity purposes; or

      (c) A combination of (a) and (b).

      If a Fixed Annuity is chosen, Aetna will add interest daily at an annual rate no less than 3.5%. Aetna may add interest daily at any higher rate. If a Variable Annuity is chosen, an Assumed Annual Net Return Rate of 5% may be chosen. If not chosen, Aetna will use an Assumed Annual Net Return Rate of 3.5%.

      With the exception of Option 2 on a variable basis, once elected, an Annuity Option may not be revoked.

4.02. Terms of Annuity Options:

      (a) When payments start, the age of the Annuitant plus the number of years for which payments are guaranteed must not exceed 95.

      (b) The present value of the expected payments to the Annuitant when payments start shall be more than 50% of the present value of the total expected payments to be made; this restriction does not apply if Option 4 is chosen and the second Annuitant is the spouse of the Annuitant.

      (c) No choice of any Annuity Option may be made if the first payment would be less than $20 or if the total payments in a year would be less than $100.

      (d) If a Fixed Annuity under Option 2, 3 or 4 is chosen and a larger payment would result from applying the Surrender Value to a current Aetna single premium immediate Annuity, Aetna will make the larger payment.

      (e) Age, where used in the following tables, means age on the birthday closest to the date of the first payment.

          The Annuity rates for Options 3 and 4 are based on mortality from 1983 Table a. The Annuity rates do not differ by sex. A more complete description of the rates has been filed with the office of the New York Department of Insurance.

      (f) Assumed Annual Net Return Rate is the interest rate used to determine the amount of the first Annuity payment under a Variable Annuity. The Separate Account must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future Variable Annuity payments are to remain level.

4.03. Death of Annuitant/Beneficiary: When an Annuitant dies under Options 2 and 3, the present value of any remaining guaranteed payments will be paid in one sum to the beneficiary, or upon election by the beneficiary, any remaining payments will continue to the beneficiary. If no beneficiary exists, the present value of any remaining guaranteed payments will be paid in one sum to the estate of the Annuitant.

      In no event may any payments to the beneficiary under an Annuity Option extend beyond:

      (a) The life of the beneficiary, determined as of the date payments are to commence; or

      (b) Any certain period greater than the beneficiary's life expectancy determined as of the date payments are to commence.

      If a beneficiary dies while under Option 1 or while receiving Annuity payments, the present value of any remaining payments will be paid in one sum to the estate of the beneficiary. The interest rate used to determine the first payment will be used to calculate the present value.

4.04. Fund(s) Annuity Units -- Separate Account: The number of Fund(s) Annuity Units is based on the amount of the first Variable Annuity payment which is equal to:

      (a) The portion of the Current Value (minus any premium tax) applied to pay a Variable Annuity; divided by

      (b) 1,000; multiplied by

      (c) The payment rate for the Option chosen.

      Such amount, or portion, of the Variable Payment will be divided by the appropriate Fund(s) Annuity Unit Value (See 4.05) on the tenth Valuation Period before the due date of the first payment to determine the number of each Fund(s) Annuity Units. The number of each Fund(s) Annuity Units remains fixed. Each future payment is equal to the sum of the products of each Fund(s) Annuity Unit Value multiplied by the appropriate number of Units. The Fund(s) Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment is used.

4.05. Fund(s) Annuity Unit Value -- Separate Account: For any Valuation Period a Fund(s) Annuity Unit Value is equal to:

      (a) The Value for the previous Period; multiplied by

      (b) The Net Return Factor(s) (see 3.06) for the Period; multiplied by

      (c) A factor to reflect the Assumed Annual Net Return Rate.

      The factor for 3.5% per year is .9999058; for 5% per year it is .9998663.

      The dollar value of a Fund(s) Annuity Unit Values and payments may go up or down due to investment gain or loss.

      If Variable Annuity payments are not to decrease, Aetna must earn a gross return on the assets of the Separate Account of:

      [bullet] 50% on an annual basis plus an annual return of up to .25% needed to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 3.5% is chosen; or

      [bullet] 6.5% on an annual basis plus an annual return of up to .25% needed to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 5% is chosen.

      Payments shall not be changed due to changes in the mortality or expense results or administrative charges.

4.06. Annuity Options:

      Option 1 -- Payment of Interest on Sum Left with Aetna -- This Option may be used only by the beneficiary when the Participant dies before Aetna has started paying an Annuity. A portion or all of the sum paid upon death may be held under this Option and will be held in the General Account of Aetna at interest (See 4.01). The beneficiary may later tell Aetna to:

      (a) Pay a portion or all of the sum held by Aetna; or

      (b) Apply a portion or all of the sum held by Aetna to any Annuity Option below.

      Option 2 -- Payments for a Stated Period of Time -- An Annuity will be paid for the number of years chosen. The number of years must be at least 3 and not more than 30.

      If payments for this Option are made under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time. If a withdrawal is requested within 3 years after the start of payments, it will be treated as a surrender (See 3.15).

      Option 3 -- Life income -- An Annuity will be paid for the life of the Annuitant. If also chosen, Aetna will guarantee payments for 60, 120, 180, or 240 months.

      Option 4 -- Life Income for Two Payees -- An Annuity will be paid during the lives of the Annuitant and a second Annuitant. At the death of either, payments will continue to the survivor. When this Option is chosen, a choice must be made of:

      (a) 100% of the payment to continue to the survivor;

      (b) 66-2/3% of the payment to continue to the survivor;

      (c) 50% of the payment to continue to the survivor;

      (d) Payments for a minimum of 120 months, with 100% of the payment to continue to the survivor; or

      (e) 100% of the payment to continue to the survivor if the survivor is the Annuitant and 50% of the payment to continue to the survivor if the survivor is the second Annuitant.

      Other Options -- Aetna may make other options available as allowed by the laws of the state in which this Contract is delivered.

                                    OPTION 2

                      PAYMENTS FOR A STATED PERIOD OF TIME

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

         Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

     Years of   Amount of     Years of    Amount of   Years of    Amount of
     Payments   Payments      Payments     Payments   Payments     Payments
       3        $ 29.19         13        $ 7.94        22        $ 5.39
       4          22.27         14          7.49        23          5.24
       5          18.12         15          7.10        24          5.09
       6          15.35         16          6.76        25          4.96
       7          13.38         17          6.47        26          4.84
       8          11.90         18          6.20        27          4.73
       9          10.75         19          5.97        28          4.63
      10           9.83         20          5.75        29          4.53
      11           9.09         21          5.56        30          4.45
      12           8.46

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

    Years of     Amount of      Years of     Amount of     Years of    Amount of
   Payments      Payments       Payments      Payments     Payments     Payments
        3        $ 29.80          13        $ 8.64           22        $ 6.17
        4          22.89          14          8.20           23          6.02
        5          18.74          15          7.82           24          5.88
        6          15.99          16          7.49           25          5.76
        7          14.02          17          7.20           26          5.65
        8          12.56          18          6.94           27          5.54
        9          11.42          19          6.71           28          5.45
       10          10.51          20          6.51           29          5.36
       11           9.77          21          6.33           30          5.28
       12           9.16

                                    OPTION 3

                                   LIFE INCOME

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

                Payments Guaranteed for a Stated Period of Months

     Age of
    Annuitant       None       60        120         180        240
    ---------       ----       --        ---         ---        ---

       50         $ 4.34     $ 4.34    $ 4.31      $ 4.27     $ 4.22
       51           4.41       4.40      4.38        4.33       4.27
       52           4.48       4.47      4.45        4.40       4.32
       53           4.56       4.55      4.52        4.46       4.38
       54           4.64       4.63      4.59        4.53       4.44

       55           4.72       4.71      4.67        4.60       4.50
       56           4.81       4.80      4.75        4.67       4.56
       57           4.91       4.89      4.84        4.75       4.62
       58           5.01       4.99      4.93        4.83       4.69
       59           5.12       5.10      5.03        4.92       4.75

       60           5.23       5.21      5.13        5.00       4.82
       61           5.36       5.33      5.24        5.09       4.88
       62           5.49       5.45      5.35        5.19       4.95
       63           5.63       5.59      5.47        5.28       5.02
       64           5.78       5.73      5.60        5.38       5.08

       65           5.94       5.89      5.73        5.48       5.15
       66           6.11       6.05      5.87        5.58       5.21
       67           6.29       6.22      6.02        5.69       5.27
       68           6.49       6.41      6.17        5.79       5.33
       69           6.70       6.60      6.33        5.90       5.38

       70           6.92       6.81      6.49        6.00       5.43
       71           7.17       7.04      6.66        6.10       5.48
       72           7.43       7.27      6.84        6.20       5.52
       73           7.71       7.53      7.02        6.30       5.55
       74           8.02       7.80      7.20        6.39       5.59

       75           8.35       8.08      7.38        6.48       5.62

              Rates for ages not shown will be provided on request
               and will be computed on a basis consistent with the
                           rates in the above tables.

                                    OPTION 3

                                   LIFE INCOME

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

        Rates for a Variable Annuity with Assumed Net Return Rate of 5.0%

                Payments Guaranteed for a Stated Period of Months

   Age of
   Annuitant        None         60         120         180         240
  ----------      --------    --------   ---------   ---------   ------

       50         $ 5.26       $ 5.25     $ 5.22      $ 5.17      $ 5.11
       51           5.33         5.32       5.28        5.23        5.15
       52           5.40         5.38       5.34        5.29        5.20
       53           5.47         5.45       5.41        5.35        5.26
       54           5.54         5.53       5.48        5.41        5.31

       55           5.63         5.61       5.56        5.47        5.36
       56           5.71         5.69       5.63        5.54        5.42
       57           5.80         5.78       5.72        5.61        5.47
       58           5.90         5.88       5.81        5.69        5.53
       59           6.01         5.98       5.90        5.77        5.59

       60           6.12         6.09       6.00        5.85        5.65
       61           6.24         6.21       6.10        5.93        5.71
       62           6.37         6.33       6.21        6.02        5.77
       63           6.51         6.46       6.33        6.11        5.83
       64           6.66         6.60       6.45        6.20        5.89

       65           6.82         6.75       6.57        6.30        5.95
       66           6.99         6.91       6.71        6.39        6.01
       67           7.17         7.08       6.85        6.49        6.06
       68           7.36         7.27       6.99        6.59        6.12
       69           7.57         7.46       7.15        6.69        6.17

       70           7.80         7.67       7.30        6.78        6.21
       71           8.05         7.89       7.47        6.88        6.25
       72           8.31         8.13       7.64        6.97        6.29
       73           8.59         8.38       7.81        7.06        6.33
       74           8.90         8.64       7.99        7.15        6.36

       75           9.23         8.93       8.16        7.23        6.38

                  Rates for ages not shown will be provided on
               request and will be computed on a basis consistent
                       with the rates in the above tables.

                                    OPTION 4

                           LIFE INCOME FOR TWO PAYEES

                         JOINT AND LAST SURVIVOR ANNUITY
                              100% TO THE SURVIVOR
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45        $ 3.69     $ 3.75     $ 3.81     $ 3.84     $ 3.87     $ 3.90      $ 3.91      $ 3.92     $ 3.92
    50          3.75       3.89       3.97       4.04       4.09       4.13        4.15        4.17       4.18
    55          3.81       3.97       4.16       4.27       4.35       4.42        4.47        4.50       4.51
    60          3.84       4.04       4.27       4.51       4.66       4.78        4.86        4.92       4.95
    65          3.87       4.09       4.35       4.66       4.99       5.19        5.35        5.46       5.53
    70          3.90       4.13       4.42       4.78       5.19       5.67        5.95        6.17       6.31
    75          3.91       4.15       4.47       4.86       5.35       5.95        6.64        7.04       7.34
    80          3.92       4.17       4.50       4.92       5.46       6.17        7.04        8.04       8.63
    85          3.92       4.18       4.51       4.95       5.53       6.31        7.34        8.63      10.05

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45        $ 4.63     $ 4.68     $ 4.73     $ 4.77     $ 4.80     $ 4.82      $ 4.84      $ 4.85     $ 4.86
    50          4.68       4.80       4.88       4.95       5.00       5.04        5.06        5.08       5.10
    55          4.73       4.88       5.04       5.15       5.24       5.30        5.35        5.39       5.41
    60          4.77       4.95       5.15       5.37       5.52       5.63        5.72        5.79       5.83
    65          4.80       5.00       5.24       5.52       5.83       6.04        6.20        6.31       6.39
    70          4.82       5.04       5.30       5.63       6.04       6.49        6.77        6.99       7.15
    75          4.84       5.06       5.35       5.72       6.20       6.77        7.45        7.86       8.16
    80          4.85       5.08       5.39       5.79       6.31       6.99        7.86        8.84       9.43
    85          4.86       5.10       5.41       5.83       6.39       7.15        8.16        9.43      10.86

                                    OPTION 4

                           LIFE INCOME FOR TWO PAYEES

                         JOINT AND LAST SURVIVOR ANNUITY
                             662/3% TO THE SURVIVOR
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
     45        $ 3.94     $ 4.05     $ 4.18     $ 4.32     $ 4.48     $ 4.66      $ 4.84      $ 5.02     $ 5.19
     50          4.05       4.20       4.35       4.51       4.69       4.89        5.09        5.30       5.49
     55          4.18       4.35       4.54       4.73       4.95       5.18        5.42        5.65       5.87
     60          4.32       4.51       4.73       4.99       5.25       5.53        5.82        6.11       6.37
     65          4.48       4.69       4.95       5.25       5.61       5.97        6.33        6.69       7.02
     70          4.66       4.89       5.18       5.53       5.97       6.49        6.96        7.43       7.88
     75          4.84       5.09       5.42       5.82       6.33       6.96        7.73        8.39       9.02
     80          5.02       5.30       5.65       6.11       6.69       7.43        8.39        9.54      10.46
     85          5.19       5.49       5.87       6.37       7.02       7.88        9.02       10.46      12.15

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 4.87     $ 4.99     $ 5.12     $ 5.27     $ 5.44     $ 5.64      $ 5.86      $ 6.09     $ 6.30
    50           4.99       5.12       5.26       5.43       5.63       5.85        6.09        6.33       6.57
    55           5.12       5.26       5.44       5.63       5.85       6.11        6.38        6.65       6.92
    60           5.27       5.43       5.63       5.87       6.14       6.44        6.75        7.07       7.38
    65           5.44       5.63       5.85       6.14       6.49       6.84        7.23        7.62       8.00
    70           5.64       5.85       6.11       6.44       6.84       7.35        7.84        8.34       8.83
    75           5.86       6.09       6.38       6.75       7.23       7.84        8.60        9.28       9.93
    80           6.09       6.33       6.65       7.07       7.62       8.34        9.28       10.42      11.35
    85           6.30       6.57       6.92       7.38       8.00       8.83        9.93       11.35      13.04

                                    OPTION 4

                           LIFE INCOME FOR TWO PAYEES

                         JOINT AND LAST SURVIVOR ANNUITY
                               50% TO THE SURVIVOR
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 4.07     $ 4.22     $ 4.40     $ 4.61     $ 4.87     $ 5.17      $ 5.49      $ 5.84     $ 6.18
    50           4.22       4.37       4.56       4.79       5.06       5.39        5.75        6.13       6.51
    55           4.40       4.56       4.76       5.00       5.31       5.66        6.06        6.49       6.91
    60           4.61       4.79       5.00       5.27       5.61       6.01        6.46        6.95       7.43
    65           4.87       5.06       5.31       5.61       5.99       6.44        6.96        7.54       8.11
    70           5.17       5.39       5.66       6.01       6.44       6.99        7.61        8.29       9.00
    75           5.49       5.75       6.06       6.46       6.96       7.61        8.43        9.29      10.17
    80           5.84       6.13       6.49       6.95       7.54       8.29        9.29       10.54      11.71
    85           6.18       6.51       6.91       7.43       8.11       9.00       10.17       11.71      13.57

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 5.01     $ 5.15     $ 5.33     $ 5.56     $ 5.83     $ 6.17      $ 6.55      $ 6.98     $ 7.40
    50           5.15       5.29       5.48       5.71       6.01       6.36        6.78        7.23       7.68
    55           5.33       5.48       5.66       5.91       6.23       6.61        7.05        7.54       8.05
    60           5.56       5.71       5.91       6.16       6.51       6.93        7.42        7.96       8.53
    65           5.83       6.01       6.23       6.51       6.87       7.34        7.89        8.51       9.16
    70           6.17       6.36       6.61       6.93       7.34       7.87        8.51        9.23      10.00
    75           6.55       6.78       7.05       7.42       7.89       8.51        9.33       10.20      11.14
    80           6.98       7.23       7.54       7.96       8.51       9.23       10.20       11.44      12.64
    85           7.40       7.68       8.05       8.53       9.16      10.00       11.14       12.64      14.51

                                    OPTION 4

                           LIFE INCOME FOR TWO PAYEES

                         JOINT AND LAST SURVIVOR ANNUITY
                              100% TO THE SURVIVOR
                            120 MONTHS MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 3.69     $ 3.75     $ 3.80     $ 3.84     $ 3.87     $ 3.89      $ 3.91      $ 3.91     $ 3.92
    50           3.75       3.89       3.97       4.04       4.09       4.13        4.15        4.16       4.17
    55           3.80       3.97       4.15       4.26       4.35       4.41        4.46        4.48       4.49
    60           3.84       4.04       4.26       4.50       4.65       4.76        4.84        4.89       4.91
    65           3.87       4.09       4.35       4.65       4.98       5.17        5.31        5.41       5.46
    70           3.89       4.13       4.41       4.76       5.17       5.62        5.87        6.05       6.15
    75           3.91       4.15       4.46       4.84       5.31       5.87        6.48        6.79       6.98
    80           3.91       4.16       4.48       4.89       5.41       6.05        6.79        7.50       7.83
    85           3.92       4.17       4.49       4.91       5.46       6.15        6.98        7.83       8.50

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 4.63     $ 4.68     $ 4.73     $ 4.77     $ 4.80     $ 4.82      $ 4.84      $ 4.85     $ 4.85
    50           4.68       4.80       4.88       4.94       4.99       5.03        5.06        5.07       5.08
    55           4.73       4.88       5.04       5.14       5.23       5.29        5.34        5.37       5.38
    60           4.77       4.94       5.14       5.37       5.51       5.62        5.70        5.75       5.78
    65           4.80       4.99       5.23       5.51       5.82       6.00        6.15        6.24       6.30
    70           4.82       5.03       5.29       5.62       6.00       6.44        6.68        6.86       6.96
    75           4.84       5.06       5.34       5.70       6.15       6.68        7.27        7.57       7.76
    80           4.85       5.07       5.37       5.75       6.24       6.86        7.57        8.26       8.58
    85           4.85       5.08       5.38       5.78       6.30       6.96        7.76        8.58       9.23

                                    OPTION 4

                           LIFE INCOME FOR TWO PAYEES

                  JOINT AND 1/2 CONTINGENT LIFE INCOME ANNUITY
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 3.86     $ 3.89     $ 3.93     $ 3.94     $ 3.96     $ 3.97      $ 3.98      $ 3.98     $ 3.98
    50           4.02       4.10       4.15       4.18       4.21       4.23        4.24        4.25       4.26
    55           4.22       4.31       4.42       4.48       4.53       4.57        4.59        4.61       4.61
    60           4.43       4.56       4.70       4.84       4.93       4.99        5.04        5.07       5.09
    65           4.69       4.84       5.02       5.22       5.42       5.54        5.63        5.69       5.73
    70           4.99       5.17       5.39       5.65       5.93       6.23        6.40        6.52       6.60
    75           5.33       5.54       5.82       6.14       6.52       6.95        7.40        7.64       7.81
    80           5.70       5.96       6.29       6.69       7.17       7.75        8.41        9.08       9.45
    85           6.07       6.38       6.75       7.24       7.84       8.59        9.49       10.51      11.50

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

  Age of                                     Age of Second Annuitant
Annuitant        45         50         55         60         65         70          75          80         85
---------       ----       ----       ----       ----       ----       ----        ----        ----       ----
    45         $ 4.80     $ 4.83     $ 4.86     $ 4.88     $ 4.89     $ 4.90      $ 4.91      $ 4.92     $ 4.92
    50           4.95       5.02       5.06       5.10       5.13       5.15        5.16        5.17       5.18
    55           5.14       5.23       5.32       5.38       5.43       5.46        5.49        5.51       5.52
    60           5.36       5.47       5.59       5.72       5.80       5.86        5.91        5.95       5.97
    65           5.63       5.77       5.93       6.10       6.29       6.41        6.50        6.56       6.60
    70           5.96       6.12       6.31       6.54       6.81       7.08        7.25        7.37       7.46
    75           6.35       6.54       6.77       7.06       7.42       7.81        8.25        8.49       8.66
    80           6.79       7.01       7.30       7.66       8.11       8.65        9.28        9.93      10.29
    85           7.26       7.53       7.86       8.29       8.85       9.55       10.41       11.39      12.37

         These Annuity rates are based on mortality from 1983 Tables a.

--------------------------------------------------------------------------------
                    Aetna Life Insurance and Annuity Company

        Customer Relations Department, PFSD          OPPORTUNITY PLUS
        Home Office:  151 FARMINGTON AVE.            PROCESSING OFFICE
        HARTFORD, CONNECTICUT  06156                 P.O. BOX 12894
        (203) 273-2131                               ALBANY, NEW YORK
                                                     12212-2894

                      CERTIFICATE OF GROUP ANNUITY COVERAGE
             ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT,
           WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
         ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


GTCC-HH (XC/S)
--------------------------------------------------------------------------------